Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
OCTOBER 21, 2013	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2013

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported a nine month earnings increase of 10.0%. Net income totaled $5.8 million for the nine months ended September 30, 2013, compared to $5.2 million for the nine months ended September 30, 2012.

The earnings of $5.8 million for the nine months ended September 30, 2013, represent $2.02 earnings per basic and diluted share. For the first nine months of 2013, the return on average assets (ROA) was 1.11% and the return on equity (ROE) was 10.99%. At September 30, 2013, the Bancorp’s assets totaled $693.4 million.

For the three months ended September 30, 2013, the Bancorp’s earnings increased by 5.4%. Net income totaled $2.4 million, compared to $2.3 million for the three months ended September 30, 2012. The earnings for the current three months represent $0.84 per basic and diluted share. For the three months ended September 30, 2013, the ROA was 1.37% and the ROE was 13.87%.

“Our strong earnings and strong balance sheet through the first nine months of the year demonstrate that the Bank has put to rest the lingering effects of the Great Recession on our performance. Income is ahead of pre-recession levels along with asset quality and capital,” said David Bochnowski, chairman and chief executive officer.

“Banking fundamentals continue to drive our performance as interest income rose during the most recent quarter aided by the collection of $1.4 million in back interest from the payoff of a $4.3 million out-of-market participation loan. Operating expenses decreased by 1.5%, and income from our Wealth Management Group increased 10.7%,” Bochnowski said.

Bochnowski noted that the Bank’s ratio of non-performing loans to total loans fell to 1.11% and that non-performing assets to total assets also stood at 1.11%. The allowance for loan losses as a percentage of non-performing loans, or the Bank’s coverage ratio, was 160.18%. Shareholder’s equity stood at 9.7% of total assets, a high point since the beginning of the Great Recession in 2008.

“As a community bank, our operating results enable us to maximize strategies to extend our banking and investment products and services throughout our communities, and provide greater opportunity for local economic growth. During the first nine months of the year, our lending team originated $157.1 million in new loans as we responded to the credit needs of our consumer and commercial customers,” Bochnowski said.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $18.7 million for the nine months ended September 30, 2013, compared to $17.8 million for the nine months ended September 30, 2012, an increase of $857 thousand or 4.8%. The Bancorp’s net interest margin on a tax adjusted basis was 4.04% for the nine months ended September 30, 2013, compared to 3.99% for the nine months ended September 30, 2012. For the three months ended September 30, 2013, net interest income totaled $7.1 million, compared to $6.0 million for the three months ended September 30, 2012, an increase of $1.1 million or 18.0%. During the nine and three months ended September 30, 2013, the Bancorp’s net interest income and net interest margin were positively impacted by the collection of $1.4 million in back interest with the payoff of a $4.3 million out of market participation loan.

Noninterest Income

Noninterest income from banking activities totaled $4.1 million, for the nine months ended September 30, 2013, compared to $5.4 million for the nine months ended September 30, 2012, a decrease of $1.3 million or 23.2%. The noninterest income decrease for the nine month period is primarily a result of lower income from the sale of loans and securities, and income related to bank owned life insurance. During the first nine months of 2013, the Bancorp’s income from wealth management operations increased by 10.7% compared to the same period for 2012. For the three months ended September 30, 2013, noninterest income totaled $1.3 million, compared to $2.4 million for the three months ended September 30, 2012, a decrease of $1.1 million or 45.6%. The noninterest income decrease for the three month period is primarily as a result of lower income from the sale of loans and income related to bank owned life insurance.

Noninterest Expense

Noninterest expense related to operating activities totaled $14.7 million for the nine months ended September 30, 2013, compared to $14.9 million for the nine months ended September 30, 2012, a decrease of $220 thousand or 1.5%. The noninterest expense decrease for the nine month period is primarily a result of lower occupancy, data processing and legal costs. For the three months ended September 30, 2013, noninterest expense totaled $5.04 million, compared to $4.95 million for the three months ended September 30, 2012, an increase of $84 thousand or 1.7%. The increase in noninterest expense for the three month period is related to building operating expenses and costs associated with marketing initiatives.

Funding

At September 30, 2013, core deposits totaled $409.2 million, an increase of $14.4 million or 3.7%, compared to December 31, 2012. Core deposits include checking, savings, and money market accounts and represented 72.1% of the Bancorp’s total deposits at September 30, 2013. The increase in core deposits is a result of customer preferences for liquid investments in the current low interest rate environment. During the first nine months of 2013, certificate of deposit balances decreased by 7.8%, as management allowed higher cost deposits to mature while relying on lower cost core deposits. In addition, at September 30, 2013, borrowings and repurchase agreements totaled $51.9 million, an increase of $2.3 million or 4.7%, compared to December 31, 2012.

Lending

The Bancorp’s loan portfolio totaled $428.8 million at September 30, 2013. During the first nine months of 2013, the Bancorp originated $157.1 million in new loans. However, as a result of strong commercial loan payoff activity, total loan balances decreased by $8.2 million or 1.9% during the same period. Included in the commercial loan payoffs were the Bancorp’s remaining out of market commercial real estate participations loans, which totaled $10.0 million. Residential mortgage loans, government loans and consumer related loans increased by $17.2 million in the aggregate during the first nine months of 2013, while commercial loans and construction & development loans decreased by $25.4 million in the aggregate. During the nine months ended September 30, 2013, $11.5 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $186.3 million at September 30, 2013, compared to $187.5 million at December 31, 2012, a decrease of $1.2 million or 0.6%. The securities portfolio represents 28.7% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $39.1 million at September 30, 2013, compared to $33.8 million at December 31, 2012, an increase of $5.4 million or 15.9%.

Asset Quality

At September 30, 2013, non-performing loans totaled $4.8 million, compared to $11.5 million at December 31, 2012, a decrease of $6.7 million or 58.6%. The Bancorp’s ratio of non-performing assets to total assets was 1.11% at September 30, 2013, compared to 1.84% at December 31, 2012. In addition, the Bancorp’s ratio of non-performing loans to total loans was 1.11% at September 30, 2013, compared to 2.63% at December 31, 2012. The decrease in non-performing loans for 2013 is primarily the result of the payoff of a $4.3 million out of market participation loan and the transfer of a $1.2 million development loan to foreclosed real estate.

For the nine months ended September 30, 2013, loan loss provisions totaled $380 thousand, while $1.6 million in provisions were recorded for the nine months ended September 30, 2012. For the three months ended September 30, 2013, loan loss provisions totaled $150 thousand, while $550 thousand in provisions were recorded for the three months ended September 30, 2012. The 2013 loan loss provisions were primarily related to the current credit risk in the commercial real estate portfolio and 2013 loan originations. Loan charge-offs, net of recoveries, totaled $1.2 million for the nine months ended September 30, 2013, compared to $1.1 million for the nine months ended September 30, 2012. At September 30, 2013, the allowance for loan losses totaled $7.6 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.78% at September 30, 2013, compared to 1.93% at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 160.18% at September 30, 2013, compared to 73.34% at December 31, 2012.

Capital Adequacy

At September 30, 2013, shareholders’ equity stood at $67.2 million or 9.7% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2013 were 15.6% for total capital to risk-weighted assets, 14.4% for tier 1 capital to risk-weighted assets and 9.8% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.66 per share at September 30, 2013.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Return on equity	13.87%	13.42%	10.99%	10.61%
Return on assets	1.37%	1.34%	1.11%	1.05%
Basic earnings per share	$0.84	$0.79	$2.02	$1.84
Diluted earnings per share	$0.84	$0.79	$2.02	1.84
Yield on loans	5.79%	4.86%	4.91%	4.92%
Yield on security investments	2.81%	2.77%	2.67%	2.87%
Total yield on earning assets	4.60%	4.17%	4.10%	4.19%
Cost of deposits	0.20%	0.28%	0.21%	0.31%
Cost of borrowings	1.11%	1.28%	1.17%	1.34%
Total cost of funds	0.27%	0.38%	0.29%	0.41%
Net interest margin - tax equivalent	4.55%	4.00%	4.04%	3.99%
Noninterest income / average assets	0.74%	1.41%	0.80%	1.08%
Noninterest expense / average assets	2.89%	2.94%	2.83%	2.98%
Net noninterest margin / average assets	-2.15%	-1.53%	-2.03%	-1.90%
Efficiency ratio	60.05%	59.06%	64.28%	64.14%
Effective tax rate	25.72%	21.69%	25.90%	21.87%
Dividend declared per common share	$0.22	$0.19	$0.63	$0.53

	September 30,
	2013	December 31,
	(Unaudited)	2012
Net worth / total assets	9.69%	9.78%
Book value per share	$23.66	$23.83
Non-performing assets to total assets	1.11%	1.84%
Non-performing loans to total loans	1.11%	2.63%
Allowance for loan losses to non-performing loans	160.18%	73.34%
Allowance for loan losses to loans outstanding	1.78%	1.93%
Foreclosed real estate to total assets	0.24%	0.06%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Interest income:
Loans	$6,141	$5,243	$16,102	$15,512
Securities & short-term investments	1,375	1,348	3,884	4,132
Total interest income	7,516	6,591	19,986	19,644
Interest expense:
Deposits	282	385	868	1,238
Borrowings	137	190	450	595
Total interest expense	419	575	1,318	1,833
Net interest income	7,097	6,016	18,668	17,811
Provision for loan losses	150	550	380	1,625
Net interest income after provision for loan losses	6,947	5,466	18,288	16,186
Noninterest income:
Fees and service charges	681	667	1,897	1,915
Wealth management operations	356	305	1,053	951
Gain on sale of securities, net	96	118	540	735
Gain on sale of loans held-for-sale, net	42	319	340	665
Benefit from bank owned life insurance	-	587	-	587
Increase in cash value of bank owned life insurance	94	96	269	290
Gain on foreclosed real estate, net	18	254	17	170
Other-than-temporary credit impairment of debt securities	-	-	-	(6)
Other	1	20	19	79
Total noninterest income	1,288	2,366	4,135	5,386
Noninterest expense:
Compensation and benefits	2,628	2,675	7,898	7,807
Occupancy and equipment	809	773	2,332	2,355
Data processing	282	285	754	833
Marketing	116	75	383	234
Federal deposit insurance premiums	126	143	379	434
Other	1,074	1,000	2,912	3,215
Total noninterest expense	5,035	4,951	14,658	14,878
Income before income taxes	3,200	2,881	7,765	6,694
Income tax expenses	823	625	2,011	1,464
Net income	$2,377	$2,256	$5,754	$5,230

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data	September 30,
(Dollars in thousands)	2013	December 31,	Change	Mix
	(Unaudited)	2012	%	%
Total assets	$693,437	$691,845	0.2%
Cash & cash equivalents	39,105	33,751	15.9%
Securities - available for sale	186,307	187,475	-0.6%

Loans receivable:
Construction and land development	18,489	23,984	-22.9%	4.3%
1-4 first liens	140,687	135,143	4.1%	32.8%
Multifamily	28,640	31,669	-9.6%	6.7%
Commercial real estate	142,056	148,156	-4.1%	33.1%
Commercial business	58,556	69,329	-15.5%	13.7%
1-4 Junior Liens	1,230	1,587	-22.5%	0.3%
HELOC	16,389	15,249	7.5%	3.8%
Lot loans	2,601	2,648	-1.8%	0.6%
Consumer	239	347	-31.1%	0.1%
Government and other	19,919	8,869	124.6%	4.6%
Total loans	428,806	436,981	-1.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	78,669	75,228	4.6%	13.9%
Interest bearing checking	111,310	117,839	-5.5%	19.6%
Savings	84,509	77,650	8.8%	14.9%
MMDA	134,687	124,031	8.6%	23.7%
Total core deposits	409,175	394,748	3.7%	72.1%
Certificates of deposit	158,255	171,661	-7.8%	28.0%
Total deposits	567,430	566,409	0.2%	100.1%

Borrowings	51,852	49,505	4.7%
Stockholder's equity	67,215	67,651	-0.6%

Asset Quality	September 30,
(Dollars in thousands)	2013	December 31,	Change
	(Unaudited)	2012	%
Nonaccruing loans	$4,570	$11,253	-59.4%
Accruing loans delinquent more than 90 days	182	229	-20.5%
Securities in non-accrual	1,281	823	55.7%
Foreclosed real estate	1,657	425	289.9%
Total nonperforming assets	7,690	12,730	-39.6%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,722	2,001	-13.9%
ALL general allowances for loan portfolio	5,890	6,420	-8.3%
Total ALL	7,612	8,421	-9.6%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	707	4,846	-85.4%
Nonaccruing troubled debt restructurings, compliant (2)	577	546	5.7%
Accruing troubled debt restructurings	8,033	9,735	-17.5%
Total troubled debt restructurings	9,317	15,127	-38.4%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Capital Adequacy	At September 30,
	2013
	Actual Ratio	Required to be
	(Unaudited)	well capitalized

Total capital to risk-weighted assets	15.6%	10.0%
Tier 1 capital to risk-weighted assets	14.4%	6.0%
Tier 1 capital to adjusted average assets	9.8%	5.0%